UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12 (B) OR 12 (G) OF THE
SECURITIES EXCHANGE ACT OF 1934

CHOLESTECH CORPORATION

(Exact name of registrant as specified in its charter)

California	94-3065493

(State of incorporation or organization)	(IRS Employer Identification No.)

3347 Investment Boulevard, Hayward, California	94545

(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12 (b) of the Act:

Title of each class to be so registered	Name and exchange on which each class is to be registered

None.

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

     Securities Act registration statement file number to which this form relates (if applicable): Not applicable.

     Securities to be registered pursuant to Section 12(g) of the Act:

PREFERRED SHARE PURCHASE RIGHTS
(Title of Class)

Item 1. Description of Securities to be Registered
Item 2. Exhibits
SIGNATURE
EXHIBIT INDEX

Item 1. Description of Securities to be Registered

     Item 1 is hereby amended by adding the following paragraphs:

     Cholestech Corporation (the “Company”) and Computershare Investor Services, LLC, as rights agent (the “Rights Agent”) entered into an Amended and Restated Preferred Share Rights Agreement dated as of January 1, 2005, amending and restating the Preferred Share Rights Agreement dated January 22, 1997 between the Company and ChaseMellon Shareholder Services, L.L.C. as rights agent (the “Rights Agreement”).

     The amendment and restatement reflected in the Rights Agreement (a) eliminates all requirements in the Rights Agreement that actions, approvals, and determinations to be taken or made by the Company’s Board of Directors be taken or made by a majority of the “Continuing Directors,” (b) reflects Computershare Investor Services, LLC as the Company’s new stock transfer agent and (c) makes certain clarifying changes. The deletion of all references to “Continuing Directors” eliminates from the Rights Agreement what are commonly referred to as “dead hand” provisions.

     The foregoing description of the amendment and restatement is a general description only and is qualified in its entirety by reference to the Rights Agreement. A copy of the Rights Agreement, including the form of the Rights Certificate, is attached as Exhibit 4.2 hereto and is incorporated herein by reference. The summary of the principal terms of the Rights Agreement is otherwise unchanged from that set forth in the Company’s Form 8-A filed with the Securities and Exchange Commission on January 27, 1997.

Item 2. Exhibits

4.2	Amended and Restated Preferred Share Rights Agreement dated as of January 1, 2005 between Cholestech Corporation and Computershare Investor Services, LLC, including the form of Certificate of Determination, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.*

*	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2005.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

CHOLESTECH CORPORATION
By:	/s/ John F. Glenn
John F. Glenn
Vice President of Finance, Chief Financial Officer, Treasurer and Secretary

Dated: January 5, 2005

EXHIBIT INDEX

Exhibit
No.	Description
4.2	Amended and Restated Preferred Share Rights Agreement dated January 1, 2005 between Cholestech Corporation and Computershare Investor Services, LLC, including the form of Certificate of Determination, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.*

*	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2005.